EXHIBIT 99.1

DAVIDsTEA Aligns Cost Structure with Continued Focus on Path to Profitability

SG&A Cost Structure to be Reduced by $8.0 million to $10.0 million

MONTREAL, February 2, 2023 – DAVIDsTEA Inc. (Nasdaq: DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, provided preliminary sales results for its fourth quarter ended January 28, 2023, and announced a plan to adjust its cost structure amid continuing macro-economic uncertainty.

“Like many other retail brands, we experienced difficult market conditions in the fourth quarter as consumer wallets were impacted by rising inflation and higher interest rates that reduced demand,” explained Sarah Segal, Chief Executive Officer and Chief Brand Officer, DAVIDsTEA. “The decision to implement a cost-containment plan is necessary to align our cost structure with our current sales level to sustain our digital-first, omnichannel growth strategy. We are also in the process of addressing certain operational issues that affected the overall consumer experience earlier in the quarter. Despite these challenges, we firmly believe in our long-term growth plan and vision. Our goal remains focused on delivering high-quality, loose-leaf teas, accessories and gifts alongside a superior consumer experience, in the most efficient and leading way possible.”

“Sales for the fourth quarter ended January 28, 2023 are estimated between $29.0 million and $31.0 million with the midpoint of the range representing a year-over-year decrease of 25%,” noted Frank Zitella, President, Chief Financial and Operating Officer, DAVIDsTEA. “The anticipated sequential increase in fourth quarter sales over the third quarter reflects normal seasonality and is consistent with previous years. Full-year fiscal 2022 revenues are estimated between $80.0 million and $82.0 million and, using the midpoint of this sales range, amount to a decrease of 22% over the prior year. Our wholesale and retail channels in Canada performed well with year-over-year sales increases in both channels, but not sufficient to offset the decline in our online sales results.”

The Company has implemented several cost-cutting measures on its path to profitability, including the temporary lay-off of 15% of head-office staff and cutting other expenses by $6.0 million to $8.0 million. These reductions consist of the elimination of IT transformation investments of $4.0 million undertaken in fiscal year 2022 that will be in maintenance mode in fiscal year 2023. SG&A costs on a pro-forma basis are expected to be reduced between $8.0 million and $10.0 million in fiscal 2023. The Company continues to manage its cash and working capital with a cash position of approximately $22.0 million at year end, no debt and a solid working capital position.

More details about the cost-containment plan will be outlined when DAVIDsTEA releases its fourth quarter results for fiscal 2022 on April 28, 2023.

About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 3,800 grocery stores and pharmacies, and 18 company-owned stores across Canada. The Company offers primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, our results of operations, financial condition, liquidity and prospects, and the impact of the COVID-19 pandemic on the global macroeconomic environment.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 29, 2022, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, on April 29, 2022 which could materially affect our business, financial condition or future results.

Investor Contact
Maison Brison Communications
Pierre Boucher
514-731-0000
investors@davidstea.com